Exhibit 99.1

China Green Material Technologies, Inc. Announces Agreement to Sell Products in Major Regional Chinese Supermarket Chain

HARBIN, China, Oct. 25 /PRNewswire-Asia-FirstCall/ -- China Green Material Technologies, Inc. (OTC Bulletin Board: CAGM; "CAGM" or "the Company"), a Chinese leader in developing and manufacturing starch-based biodegradable and disposable food containers, tableware and packaging materials, today announced an agreement with QKL Stores Inc. ("QKL") to sell the Company's products in all of QKL's 40 stores. CAGM started shipping products to QKL in October.

QKL will carry fifteen models of the Company's products, including cups, plates and bowls. Based in Daqing, QKL is a leading supermarket chain in Northeast China, with stores in Heilongjiang and Jilin provinces and Inner Mongolia municipality. This agreement will allow CAGM to expand its retail distribution in this region, where more than 130 million people reside.  The Company's products are already available in 11 provinces and 23 cities. CAGM's starch-based biodegradable and disposable products are high-quality, environmentally friendly and approximately 20% cheaper than paper-made products.

Mr. Su Zhonghao, Chief Executive Officer of China Green Material Technologies, stated, "We are pleased to partner with one of the leading supermarket chains to make our products available to more consumers in Northeast China. With our new state-of-the-art production facility coming online later this year, we will be even better positioned to meet the rising demand for biodegradable products among Chinese consumers."

About China Green Material Technologies, Inc.

China Green Material Technologies, Inc. (OTC Bulletin Board: CAGM) is a China-based manufacturer of starch-based biodegradable containers, tableware and packaging products. Headquartered in Harbin city of China, the Company currently has 153 employees. The Company has developed proprietary biodegradable food packaging materials technologies.

Safe Harbor Statement

This press release contains certain statements that may include 'forward-looking statements' as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipate," "optimistic," "intend," "will" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of risks and other factors, including the risk that the Company may not successfully open its planned new production facility in 2010 and those risks and other factors discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission, including the Annual Report on Form 10-K filed April 12, 2010. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

In China:

Low Yan Seong, CFO
China Green Material Technologies, Inc.
Email: cfo@sinogreenmaterial.com
Web: http://www.sinogreenmaterial.com

Buddy Lee, Corporate Secretary
China Green Material Technologies, Inc.
Email: secretary@sinogreenmaterial.com
Office: +86-451-51750888

Feng Peng
HC International, Inc.
Phone: +86-138-12271616
Email: feng.peng@hcinternational.net

In the U.S.:

Ted Haberfield
HC International, Inc.
Phone: +1-760-755-2716
Email: thaberfield@hcinternational.net
Web: http://www.hcinternational.net